Contacts:	Fred Adams, Jr., Chairman and CEO
Timothy A. Dawson, Vice President and CFO
(601) 948-6813

CAL-MAINE FOODS, INC. REPORTS SECOND QUARTER FISCAL 2009 RESULTS

JACKSON, Miss. (December 29, 2008) — Cal-Maine Foods, Inc. (NASDAQ: CALM) today announced results for the second quarter and six months ended November 29, 2008.

Net sales for the second quarter of fiscal 2009 were $238.3 million compared with net sales of $223.7 million for the same quarter of fiscal 2008.  The Company reported net income of $27.2 million, or $1.15 per basic share, for the second quarter of fiscal 2009 compared with net income of $40.2 million, or $1.70 per basic share, for the second quarter of fiscal 2008.

For the first six months of fiscal 2009, net sales were $445.2 million compared with net sales of $402.3 million for the prior-year period.  The Company reported net income of $38.4 million, or $1.62 per basic share, for the first half of fiscal 2009 compared with net income of $58.1 million, or $2.46 per basic share, for the year-earlier period.

Fred Adams, Jr., chairman and chief executive officer of Cal-Maine Foods, Inc., stated, “We  were generally pleased with our performance for the second quarter of fiscal 2009.  Our financial results reflect good demand for eggs at the retail level, but a declining demand for eggs from the institutional and food service sector.  Sales to the egg products industry were weaker, reflecting the slowing economy and credit challenges for the importers of dried and frozen eggs around the world.  However, our feed costs were lower than the previous quarter with both corn and soybean meal prices moving sharply lower through the second quarter.  All of our operations ran smoothly during the quarter.

“Looking ahead, we see continued strong egg demand at retail, with slower demand from the food service and the egg products industries as participants work through current credit issues.  We expect total egg supply to be in balance with demand.  Feed costs, while much improved, will likely remain relatively high and could be volatile in the year ahead,” added Adams.

For the second quarter of fiscal 2009, Cal-Maine will pay a cash dividend of approximately $0.382 per share to holders of its common and Class A common stock.  The amount paid could vary slightly based on the amount of outstanding shares on the record date.  The dividend is payable February 12, 2009, to shareholders of record on January 28, 2009.

Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs.  The Company, which is headquartered in Jackson, Mississippi, currently is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in approximately 29 states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties (contained in the Company’s SEC filings) that could cause actual results to differ materially from those projected.  SEC filings may be obtained from the SEC or by contacting the Company.

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CAL-MAINE FOODS, INC.	POST OFFICE BOX 2960	▪	JACKSON, MISSISSIPPI 39207
	PHONE 601-948-6813		FAX 601-969-0905

CALM Reports Second Quarter Fiscal 2009 Results

December 29, 2008

CAL-MAINE FOODS, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
(Unaudited)
(In thousands, except per share amounts)

	13 Weeks Ended		26 Weeks Ended
	November 29,	December 1,	November 29,	December 1,
	2008	2007	2008	2007
Net sales	$238,314	$223,696	$445,202	$402,294
Gross profit	58,016	76,032	98,663	121,612
Operating income	43,124	59,003	61,105	85,935
Other income (expense)	(992)	2,367	(1,584)	2,658
Income before income taxes	42,132	61,370	59,521	88,593
Net income	$27,244	$40,154	$38,391	$58,120
Net income per common share:
Basic	$1.15	$1.70	$1.62	$2.46
Diluted	$1.14	$1.69	$1.61	$2.45
Weighted average shares outstanding:
Basic	23,789	23,681	23,750	23,640
Diluted	23,826	23,714	23,797	23,719

SUMMARY BALANCE SHEET
(Unaudited)
(In thousands)

	November 29,	May 31,
ASSETS	2008	2008
Cash and short-term investments	$27,352	$94,858
Receivables	70,815	47,930
Inventories	92,377	76,766
Other	12,507	4,711
Current assets	203,051	224,265
Property, plant and equipment (net)	220,729	206,493
Other assets	130,221	70,478
Total assets	$554,001	$501,236
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable and accrued expenses	$72,764	$67,952
Other current liabilities	11,182	10,358
Current maturities of long-term debt	13,511	11,470
Deferred income taxes	17,725	12,935
Current liabilities	115,182	102,715
Deferred income taxes and other liabilities	29,201	37,161
Long-term debt, less current maturities	105,127	85,680
Shareholders' equity	304,491	275,680
Total liabilities and shareholders' equity	$554,001	$501,236

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